Exhibit 1.1

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Motohiro Fujita

President and Representative Director

United Super Markets Holdings Inc.

1 Kanda Aioi-cho, Chiyoda-ku, Tokyo, 101-0029, Japan

November 8, 2024

To All Shareholders:

Public Notice of Share Exchange

United Super Markets Holdings Inc. (hereinafter referred to as “U.S.M.H”) hereby announces that at its Annual General Meeting of Shareholders held on May 24, 2024, a resolution to execute a share exchange, effective as of November 30, 2024, whereby U.S.M.H will become the wholly owning parent company of Inageya Co., Ltd. (Address: 6-1-1 Sakae-cho, Tachikawa City,Tokyo) (hereinafter referred to as “Inageya”), and Inageya will become our wholly owned subsidiary (hereinafter referred to as the “Share Exchange”) was approved.

Shareholders who dissent from the Share Exchange and desire to exercise their right to demand the purchase of their shares pursuant to Article 797, Paragraph 1 of the Companies Act, are requested to notify U.S.M.H in writing of their intention and the number of shares subject to the purchase demand during the period from November 10, 2024 (20 days before the effective date of the Share Exchange) to November 29, 2024 (the day before the effective date of the Share Exchange).

When providing the notification above, please be sure to include the name of the account management institution (such as a securities company) where your shares are deposited, the participant account code, as well as your name, address, and contact telephone number.

Furthermore, in advance of providing the notification above, please request your account management institution to forward the individual shareholder notice and apply for the transfer of the shares subject to the purchase demand to the designated account of U.S.M.H below, and attach the receipt of the individual shareholder notice to the notification which you would send to U.S.M.H.

If the transfer to the designated account of our company is not completed by November 29, 2024, you will not be able to exercise your right to demand the purchase of your shares due to the practicalities of the share transfer procedure. The period required for the transfer varies depending on the account management institution, so please contact your account management institution as soon as possible.

This procedure is intended to ensure the exercise of shareholders’ rights and to avoid situations where the right to demand the purchase of shares cannot be exercised. We appreciate your understanding.

The designated account of U.S.M.H

Account management institution for share transfer (purchasing account)	Mizuho Trust & Banking Co., Ltd.
Name of the account holder	United Super Markets Holdings Inc.
Subscriber account code	0028970-03633969000030